Exhibit 99.1

                Itron Announces Third Quarter Results

     Financial Results Include Full Quarter Operating Results for
                                Actaris

          Consolidated Quarterly Revenue Exceeds $430 Million

                  Bookings in Excess of $440 Million


    LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Nov. 1, 2007--Itron, Inc. (NASDAQ:ITRI), today reported financial results for its third quarter ended September 30, 2007. Highlights include:

    -- Quarterly and year-to-date revenues of $434 million and $984 million;

    -- Quarterly and year-to-date non-GAAP diluted EPS of 65 cents and $1.99 per share; and

    -- Quarterly and year-to-date Adjusted EBITDA of $67 million and $158 million.

    "Our results for the quarter were about in line with our expectations," said LeRoy Nosbaum, chairman and CEO. "We had our highest bookings ever at $440 million and Actaris operating results are showing the positive effect of a more geographically diverse business model. Although we have experienced a pause in business in the US that we thought might occur, we continue to drive revenue and EPS growth in the short-term and believe that we are very well positioned for the long-term."

    Third Quarter Statement of Operations Highlights:

    Revenues - Total revenues for the third quarter of $434 million were $269 million, or 164%, higher than 2006 third quarter revenues of $165 million. Itron North America (INA) revenues for the third quarter of $153 million were about $12 million, or 7%, lower than the third quarter of 2006. Actaris revenues of $281 million were comprised of shipments to electric, gas and water utilities of approximately 40%, 32% and 28%, respectively.

    Gross Margin - Gross margin for the third quarter of 2007 was 33%. This compares with 41% in the third quarter of 2006. Third quarter 2007 INA gross margin of 40% was similar to the third quarter of 2006. Actaris gross margin of 30% was comparable to the second quarter of 2007 without the effect of the inventory charge.

    Operating Expenses - Total operating expenses for the third quarter of 2007 were $116 million. INA operating expenses were $43 million, reflecting a $2 million decrease over the third quarter of 2006. INA operating expenses as a percentage of revenue were 28%, which was similar to 2006. Actaris operating expenses of $64 million were 23% of revenue. Corporate unallocated expenses were $8.5 million for the quarter, or about $2.3 million higher than the third quarter of 2006. The increase was primarily attributable to higher expenses for internal controls for financial reporting and consulting services for tax planning related to the Actaris acquisition. Corporate unallocated expenses also include an impairment charge for our old corporate headquarters building. A sale of this facility is currently pending and is expected to close by year end.

    Interest and Other Income - Net interest expense of $34 million in the third quarter of 2007 was substantially higher than the $561,000 in the comparable period in 2006, primarily due to the placement of $1.2 billion in senior secured bank debt for the Actaris acquisition. Debt fee amortization expense, which is included in net interest expense, was $9.2 million in the third quarter. Debt fee amortization expense included $6.6 million of accelerated amortization related to our convertible subordinated debt becoming subject to conversion. Our convertible debt became subject to conversion during the quarter because our stock price exceeded the conversion parameters. Other expense of $873,000 was comprised primarily of foreign currency revaluation of trade receivables and payables.

    Income Taxes - We had a $2.7 million GAAP income tax benefit for the third quarter of 2007. This compares with a GAAP income tax provision of $5.9 million in the third quarter of 2006. The benefit is due to the pre-tax GAAP loss and also includes a benefit related to legislative reductions in tax rates in Germany and the United Kingdom in the third quarter.

    GAAP Net Income/Loss and EPS - Our GAAP net loss and fully diluted EPS loss for the third quarter of 2007 was $3.4 million, or 11 cents per share, compared with net income of $9.2 million, or 35 cents per share, in the same period in 2006. The loss was primarily due to the accelerated amortization of debt fees.

    Non-GAAP Operating Income, Net Income and Diluted EPS - Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $55 million, or 13% of revenues, in the third quarter of 2007, compared with $24 million, or 15% of revenues, in the third quarter of 2006. Non-GAAP net income, which also excludes amortization of debt fees, was $21 million in 2007 compared with $15 million in the 2006 period. Non-GAAP diluted EPS, was 65 cents in the 2007 period compared with 56 cents in 2006. Fully diluted shares outstanding in the third quarter of 2007 were approximately 6 million higher than the same period in 2006. Non-GAAP net income and diluted EPS are higher in the third quarter of 2007 primarily due to the Actaris acquisition. Our non-GAAP tax rates were 27% and 38% for the third quarter of 2007 and 2006, respectively. The lower 2007 rate is due to lower tax rates for Actaris.

    Year-To-Date Statement of Operations Highlights:

    Revenues - Total revenues for the nine months ended September 30, 2007 of $984 million were $499 million or 103%, higher than 2006 nine-month revenues of $484 million. INA revenues for the first nine months of 2007 of $453 million were approximately $31 million, or 6%, lower than the same period in 2006.

    Gross Margin - Total company gross margin for the nine months ended September 30, 2007 was 34%. Business combination accounting rules require the valuation of inventory on hand at the acquisition date to equal the sales price, less costs to complete and a reasonable profit allowance for selling effort. Accordingly, the historical cost of inventory acquired was increased by $16 million, which lowered gross margins by two percentage points for the nine months ended September 30, 2007. Year-to-date 2007 INA gross margin of 41% was slightly lower than the 42% for the first nine months of 2006 primarily due to lower production volumes for electricity meters.

    Operating Expenses - Total operating expenses for the first nine months of 2007 were $316 million and included $36 million of expense related to in-process research and development (IPR&D). Without this expense, operating expenses would have been $280 million, or 28% of revenue. INA operating expenses were $135 million, reflecting a $4 million increase over the first nine months of 2006. The increase was primarily due to increased product marketing and product development expenses related to development of our next generation technology, OpenWay. Corporate unallocated expenses were approximately $24 million for the first nine months of 2007 or about $4 million higher than the same period in 2006. The increase was primarily attributable to higher expenses for internal controls for financial reporting and consulting services for tax planning related to the Actaris acquisition. Corporate unallocated also includes impairment charges of $1.6 million for our old corporate headquarters building.

    Interest and Other Income - Net interest expense of $54 million in the first nine months of 2007 was substantially higher than the $8 million net interest expense in the comparable period in 2006. The increased net interest expense in 2007 was due to the placement of $1.2 billion in debt for the Actaris acquisition and the accelerated expensing of debt fees. Other income of $6 million was primarily due to realized gains of approximately $4 million for acquisition-related foreign exchange transactions and other foreign currency exchange gains.

    Income Taxes - We had a $13 million GAAP income tax benefit for the first nine months of 2007. This compares with a GAAP income tax provision of $17 million in the first nine months of 2006. The benefit is due to the pre-tax GAAP loss and a benefit related to legislative reductions in tax rates in Germany and the United Kingdom.

    GAAP Net Income/Loss and Diluted EPS - Our GAAP net loss and fully diluted EPS loss for the first nine months of 2007 was $20 million, or 69 cents per share, compared with net income of $26 million, or $1.01 per share in the first nine months of 2006. The loss was primarily due to acquisition-related charges for IPR&D and inventory and the accelerated expensing of debt fees.

    Non-GAAP Operating Income, Net Income and EPS - Non-GAAP operating income, which excludes amortization expense related to intangibles assets, and excludes acquisition related charges for IPR&D and inventory was $125 million, or 13% of revenues, in the first nine months of 2007, compared with $76 million or 16% of revenues, in the same period in 2006. Non-GAAP net income and diluted EPS, which also excludes amortization of debt fees was $61 million or $1.99 per share in 2007 compared with $43 million and $1.64 per share in the 2006 period. Non-GAAP net income and diluted EPS are higher in 2007 primarily due to the Actaris acquisition. Fully diluted shares outstanding for the first nine months of 2007 were approximately 4 million higher than the same period in 2006.

    Other Financial Highlights:

    New Order Bookings and Backlog - New order bookings for the third quarter were $440 million, compared with $128 million in the third quarter of 2006. Our third quarter 2007 book-to-bill ratio was 1.05 to
1. Total backlog was $668 million at September 30, 2007 compared to $325 million at September 30, 2006. Twelve month backlog of $494 million at September 30, 2007 was higher than twelve month backlog at September 30, 2006 of $194 million, but also higher than twelve month backlog at June 30, 2007 of $491 million. The increased bookings and backlog amount in 2007 are primarily due to the Actaris acquisition.

    Cash Flows from Operations - Net cash provided by operating activities was $90 million for the first nine months of 2007, compared with $87 million in the same period in 2006. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the third quarter of 2007, was $67 million compared with $28 million for the same period in 2006. Adjusted EBITDA for the first nine months of 2007 was $158 million, or more than $72 million higher than the first nine months of 2006, primarily due to the acquisition of Actaris.

    Forward Looking Statements:

    This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock based compensation, changes in foreign exchange rates, foreign business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

    Business Outlook:

    The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

    For the full year 2007, we expect

    --  Revenues between $1.425 billion and $1.435 billion;

    --  Diluted non-GAAP EPS of between $2.65 and $2.75; and

    --  Adjusted EBITDA in excess of $220 million.

    Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on November 1, 2007. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, Investors, Presentations. The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode # 4780106.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. Our company is the world's leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

    Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.



                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

                              Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                              -------------------- -------------------
                                2007      2006       2007      2006
                              --------- ---------  --------- ---------

Revenues                      $434,034  $164,706   $983,504  $484,069
Cost of revenues               289,224    97,281    652,655   280,838
                              --------- ---------  --------- ---------
Gross profit                   144,810    67,425    330,849   203,231
Operating expenses
 Sales and marketing            35,677    15,176     84,990    46,978
 Product development            26,495    15,626     67,837    43,416
 General and administrative     27,503    12,463     69,134    37,104
 Amortization of intangible
  assets                        25,864     8,284     58,127    23,209
 In-process research and
  development                      269         -     35,820         -
                              --------- ---------  --------- ---------
  Total operating expenses     115,808    51,549    315,908   150,707
                              --------- ---------  --------- ---------

Operating income                29,002    15,876     14,941    52,524
Other income (expense)
 Interest income                   585     3,467      8,890     4,189
 Interest expense              (34,852)   (4,028)   (63,276)  (12,359)
 Other income (expense), net      (873)     (187)     6,068      (876)
                              --------- ---------  --------- ---------
  Total other income
   (expense)                   (35,140)     (748)   (48,318)   (9,046)
                              --------- ---------  --------- ---------

Income (loss) before income
 taxes                          (6,138)   15,128    (33,377)   43,478
Income tax benefit
 (provision)                     2,692    (5,913)    13,231   (16,990)
                              --------- ---------  --------- ---------

Net income (loss)             $ (3,446) $  9,215   $(20,146) $ 26,488
                              --------- ---------  --------- ---------

Earnings (loss) per share
 Basic                        $  (0.11) $   0.36   $  (0.69) $   1.05
                              --------- ---------  --------- ---------
 Diluted                      $  (0.11) $   0.35   $  (0.69) $   1.01
                              --------- ---------  --------- ---------

Weighted average number of shares
 outstanding
 Basic                          30,415    25,552     29,239    25,343
 Diluted                        30,415    26,336     29,239    26,251




                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)

                              Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                              -------------------- -------------------
                                  2007      2006       2007      2006
                              --------- ---------  --------- ---------
Revenues
 Itron North America          $153,170  $164,706   $452,993  $484,069
 Actaris                       280,864         -    530,511         -
                              --------- ---------  --------- ---------
  Total Company               $434,034  $164,706   $983,504  $484,069
                              --------- ---------  --------- ---------


Gross profit
 Itron North America          $ 61,533  $ 67,425   $186,224  $203,231
 Actaris                        83,277         -    144,625         -
                              --------- ---------  --------- ---------
  Total Company               $144,810  $ 67,425   $330,849  $203,231
                              --------- ---------  --------- ---------


Operating income (loss)
 Itron North America          $ 18,157  $ 21,990   $ 51,053  $ 72,084
 Actaris                        19,296         -    (12,354)        -
 Corporate unallocated          (8,451)   (6,114)   (23,758)  (19,560)
                              --------- ---------  --------- ---------
  Total Company               $ 29,002  $ 15,876   $ 14,941  $ 52,524
                              --------- ---------  --------- ---------


                              Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                              -------------------- -------------------
                                  2007      2006       2007      2006
                              --------- ---------  --------- ---------
Unit Shipments                          (units in thousands)
 Total meters (with and
  without AMR)
  Electricity                    2,625     1,575      6,225     5,175
  Gas                              900         -      1,675         -
  Water                          1,775         -      3,625         -
                              --------- ---------  --------- ---------
   Total meters                  5,300     1,575     11,525     5,175

 AMR units (Itron and
  Actaris)
  Meters with AMR                  850       850      2,250     3,325
  AMR modules                    1,150     1,275      3,500     3,525
                              --------- ---------  --------- ---------
   Total AMR units               2,000     2,125      5,750     6,850

 Meters with other vendors'
  AMR                              225       325        650       700




                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

                                                   September  December
                                                       30,       31,
                                                      2007      2006
                                                   ---------- --------
                           ASSETS
Current assets
 Cash and cash equivalents                         $   85,135 $361,405
 Short-term investments, held to maturity                   -   34,583
 Accounts receivable, net                             320,973  109,924
 Inventories                                          185,752   52,496
 Deferred income taxes, net                            27,291   20,916
 Other                                                 47,303   17,121
                                                   ---------- --------
        Total current assets                          666,454  596,445

Property, plant and equipment, net                    317,626   88,689
Intangible assets, net                                703,961  112,682
Goodwill                                            1,218,378  126,266
Prepaid debt fees                                      23,026   13,161
Deferred income taxes, net                             96,366   47,400
Other                                                  16,832    3,879
                                                   ---------- --------
        Total assets                               $3,042,643 $988,522
                                                   ---------- --------

           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Trade payables                                    $  204,918 $ 35,803
 Accrued expenses                                      47,103    6,402
 Wages and benefits payable                            63,912   24,214
 Taxes payable                                         19,119    1,717
 Current portion of long-term debt                    356,798        -
 Current portion of warranty                           17,687    7,999
 Unearned revenue                                      19,410   27,449
                                                   ---------- --------
        Total current liabilities                     728,947  103,584

 Long-term debt                                     1,255,376  469,324
 Warranty                                              18,438   10,149
 Pension plan benefits                                 65,538        -
 Deferred income taxes, net                           210,772        -
 Other obligations                                     66,071   14,483
                                                   ---------- --------
        Total liabilities                           2,345,142  597,540

 Commitments and contingencies

Shareholders' equity
 Preferred stock                                            -        -
 Common stock                                         605,182  351,018
 Accumulated other comprehensive income, net           74,089    1,588
 Retained earnings                                     18,230   38,376
                                                   ---------- --------
        Total shareholders' equity                    697,501  390,982
                                                   ---------- --------
        Total liabilities and shareholders' equity $3,042,643 $988,522
                                                   ---------- --------




                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
                                                 Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                   2007        2006
                                               ------------ ----------

Operating activities
 Net income (loss)                             $   (20,146) $  26,488
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization                     85,329     34,266
  In-process research and development               35,820          -
  Employee stock plans income tax benefits           2,020     12,686
  Excess tax benefits from stock-based
   compensation                                          -     (9,108)
  Stock-based compensation                           8,998      6,811
  Amortization of prepaid debt fees                 12,034      3,766
  Deferred income taxes, net                       (47,418)     2,784
  Other, net                                          (944)    (1,208)
Changes in operating assets and liabilities,
 net of acquisitions:
 Accounts receivable                               (15,231)     9,416
 Inventories                                         2,801     (8,549)
 Trade payables, accrued expenses and taxes
  payable                                           24,199      3,622
 Wages and benefits payable                         (6,510)     1,088
 Unearned revenue                                   (8,390)     5,758
 Warranty                                              764      3,328
 Other long-term obligations                         6,022       (237)
 Effect of foreign exchange rate changes            11,307          -
 Other, net                                         (1,001)    (3,923)
                                               ------------ ----------
  Net cash provided by operating activities         89,654     86,988

Investing activities
 Proceeds from the maturities of investments,
  held to maturity                                  35,000          -
 Purchases of investments, held to maturity              -   (170,434)
 Acquisitions of property, plant and equipment (30,173) (25,878) Business acquisitions, net of cash and cash
  equivalents acquired                          (1,716,138)    (7,321)
 Other, net                                             53      1,507
                                               ------------ ----------
  Net cash used in investing activities         (1,711,258)  (202,126)

Financing activities
 Proceeds from borrowings                        1,159,027    345,000
 Payments on debt                                  (37,278)   (42,703)
 Issuance of common stock                          243,146     13,375
 Excess tax benefits from stock-based
  compensation                                           -      9,108
 Prepaid debt fees                                 (22,009)    (8,759)
                                               ------------ ----------
  Net cash provided by financing activities      1,342,886    316,021

Effect of exchange rate changes on cash and
 cash equivalents                                    2,448          -
Increase (decrease) in cash and cash
 equivalents                                      (276,270)   200,883
Cash and cash equivalents at beginning of
 period                                            361,405     33,638
                                               ------------ ----------
Cash and cash equivalents at end of period     $    85,135  $ 234,521
                                               ------------ ----------


                              Itron, Inc.

                   About Non-GAAP Financial Measures

    The accompanying press release dated November 1, 2007 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned "Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures" information following.

    We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor's operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

    Non-GAAP operating income - We define non-GAAP operating income as operating income minus amortization of intangible expenses, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins for the business that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

    Non-GAAP net income and non-GAAP EPS - We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

    Adjusted EBITDA - We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report the results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

    The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.



                             ITRON, INC.
            RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
         TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------  --------- ---------
Non-GAAP operating income:
 GAAP operating income         $ 29,002  $15,876   $ 14,941  $ 52,524
  Amortization of intangible
   assets                        25,864    8,284     58,127    23,209
  In-process research and
   development                      269        -     35,820         -
  Purchase accounting
   adjustment - inventory             -        -     16,023         -
                               --------- --------  --------- ---------
 Non-GAAP operating income     $ 55,135  $24,160   $124,911  $ 75,733
                               --------- --------  --------- ---------


Non-GAAP net income:
 GAAP net income (loss)        $ (3,446) $ 9,215   $(20,146) $ 26,488
  Amortization of intangible
   assets                        25,864    8,284     58,127    23,209
  Amortization of debt
   placement fees                 9,144      597     11,850     3,633
  In-process research and
   development                      269        -     35,820         -
  Purchase accounting
   adjustment - inventory             -        -     16,023         -
  Income tax effect of non-GAAP
   adjustments                  (10,677)  (3,284)   (40,852)  (10,259)
                               --------- --------  --------- ---------
 Non-GAAP net income           $ 21,154  $14,812   $ 60,822  $ 43,071
                               --------- --------  --------- ---------


                               --------- --------  --------- ---------
 Non-GAAP diluted EPS          $   0.65  $  0.56   $   1.99  $   1.64
                               --------- --------  --------- ---------

 Weighted average number of
  shares outstanding - Diluted   32,374   26,336     30,545    26,251
                               --------- --------  --------- ---------


Adjusted EBITDA:
 GAAP net income (loss)        $ (3,446) $ 9,215   $(20,146) $ 26,488
  Interest income                  (585)  (3,467)    (8,890)   (4,189)
  Interest expense               34,852    4,028     63,276    12,359
  Income tax (benefit)
   provision                     (2,692)   5,913    (13,231)   16,990
  Depreciation and amortization  38,173   11,975     85,329    34,266
  In-process research and
   development                      269        -     35,820         -
  Purchase accounting
   adjustment - inventory             -        -     16,023         -
                               --------- --------  --------- ---------
 Adjusted EBITDA               $ 66,571  $27,664   $158,181  $ 85,914
                               --------- --------  --------- ---------


    CONTACT: Itron, Inc.
             Vice President, Investor Relations and
             Corporate Communications
             Deloris Duquette, 509-891-3523
             deloris.duquette@itron.com